Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD RESULTS

—Net Earnings Up 22% to $110.2 Million—

—Increasing 2012 Earnings Estimate to $2.70 — $2.75 Per Diluted Share—

Berwyn, PA, April 26, 2012 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for orders, sales, operating income, operating margins, net income and diluted earnings per share.

AMETEK’s first quarter 2012 sales of $827.2 million were up 15% over the same period of 2011. Operating income was $182.8 million for the first quarter of 2012, a 20% increase from $152.0 million recorded in the same period of 2011. Operating margins in the first quarter of 2012 were 22.1%, a 90 basis point improvement over the first quarter of 2011. Net income in the first quarter of 2012 increased 22% to $110.2 million, from $90.4 million in last year’s first quarter. Diluted earnings per share increased 21% to $0.68 per diluted share, from the first quarter 2011 level of $0.56 per diluted share.

“AMETEK achieved excellent results in the first quarter. Sales were up 15% on solid core growth and the contributions from acquisitions completed during the past year. As expected, our aerospace and process businesses had an excellent quarter. The strong overall growth translated into a record level of sales and, coupled with our continued focus on Operating Excellence, drove the excellent bottom line performance,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was superb, with operating cash flow totaling $141 million for the quarter, an increase of 36% over the same period in 2011,” continued Mr. Hermance.

Electronic Instruments Group (EIG)
For the 2012 first quarter, EIG sales increased 21% to $468.8 million. Operating income in the first quarter of 2012 increased 23% to $123.0 million, compared with $100.0 million in the first quarter of 2011. Operating margins were 26.2% in the first quarter of 2012, up 50 basis points from 25.7% in last year’s first quarter.

“EIG had a tremendous first quarter. Excellent core growth resulted from strength in our aerospace and process businesses. The recent Reichert Technologies, EM Test, Technical Manufacturing Corp. and O’Brien acquisitions also contributed to the revenue increase. Operating margins expansion was driven by the higher revenue and our Operational Excellence initiatives,” said Mr. Hermance.

—MORE—

AMETEK ANNOUNCES RECORD RESULTS

Electromechanical Group (EMG)
For the first quarter of 2012, EMG sales increased 9% to $358.3 million. Operating income in the first quarter of 2012 of $70.9 million was up 13%, compared with $62.9 million in the same period of 2011. Operating margins were 19.8% in the first quarter of 2012, up 70 basis points from 19.1% in last year’s first quarter.

“EMG also had a strong first quarter. Core growth in our differentiated businesses and the contributions from the acquisitions of Avicenna Technology and Coining drove the top line increase. Operating margins were up nicely on the higher revenue and our Operational Excellence initiatives,” commented Mr. Hermance.

2012 Outlook
“We expect our businesses to continue to show solid growth in 2012, with our higher margin, longer cycle aerospace, oil and gas, and power businesses showing particular strength. Our strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions should enable us to perform well in 2012,” noted Mr. Hermance.

“We anticipate 2012 revenue to be up low double digits on a percentage basis from 2011 reflecting mid single digit core growth and contributions from recent acquisitions. Earnings for 2012 are expected to be in the range of $2.70 to $2.75 per diluted share, up 14% to 16% over 2011, reflecting the leveraged impact of core growth, operational initiatives and the benefit from recent acquisitions. This is an increase from our previous guidance of $2.65 to $2.70 per diluted share,” added Mr. Hermance.

“Second quarter sales are expected to be up approximately 10% over last year’s second quarter. We estimate our earnings to be approximately $0.65 to $0.68 per diluted share, an increase of 12% to 17% over last year’s second quarter of $0.58 per diluted share,” concluded Mr. Hermance.

—MORE—

AMETEK ANNOUNCES RECORD RESULTS

Conference Call
The Company will webcast its First Quarter 2012 investor conference call on Thursday, April 26, 2012, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #
(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Net sales	$827,152	$717,783

Operating expenses:
Cost of sales, excluding depreciation	536,283	472,804
Selling, general and administrative	95,036	81,492
Depreciation	13,057	11,467

Total operating expenses	644,376	565,763

Operating income	182,776	152,020
Other expenses:
Interest expense	(18,837)	(17,150)
Other, net	(2,240)	(1,485)

Income before income taxes	161,699	133,385
Provision for income taxes	51,549	42,950

Net income	$110,150	$90,435

Diluted earnings per share	$0.68	$0.56

Basic earnings per share	$0.69	$0.57

Weighted average common shares outstanding:
Diluted shares	162,205	162,186

Basic shares	160,124	159,728

Dividends per share	$0.06	$0.06

1

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net sales:
Electronic Instruments	$468,808	$388,842
Electromechanical	358,344	328,941

Consolidated net sales	$827,152	$717,783

Income:
Segment operating income:
Electronic Instruments	$123,025	$99,960
Electromechanical	70,877	62,926

Total segment operating income	193,902	162,886
Corporate administrative and other expenses	(11,126)	(10,866)

Consolidated operating income	$182,776	$152,020

2

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$224,459	$174,955
Receivables, net	468,321	438,245
Inventories	393,259	380,471
Other current assets	66,822	65,448

Total current assets	1,152,861	1,059,119

Property, plant and equipment, net	334,369	325,329
Goodwill	1,929,063	1,806,237
Other intangibles, investments and other assets	1,192,299	1,128,805

Total assets	$4,608,592	$4,319,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$227,176	$140,508
Accounts payable and accruals	522,966	488,367

Total current liabilities	750,142	628,875

Long-term debt	1,133,165	1,123,416
Deferred income taxes and other long-term liabilities	535,852	514,394
Stockholders’ equity	2,189,433	2,052,805

Total liabilities and stockholders’ equity	$4,608,592	$4,319,490

3